UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 18, 2024

La Rosa Holdings Corp.
(Exact name of registrant as specified in its charter)

Nevada	001-41588	87-1641189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1420 Celebration Blvd., 2nd Floor Celebration, Florida	34747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(321) 250-1799

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	LRHC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Definitive Material Agreement

On October 18, 2024, La Rosa Holdings Corp., a Nevada corporation (the “Company”), Nona Legacy Powered by La Rosa Realty, Inc., a majority owned subsidiary of the Company (the “LRLN”), Joseph La Rosa (collectively with LRLN and the Company, the “Plaintiffs”), and Norkis Fernandez entered into a mediated settlement agreement (“Settlement Agreement”). Pursuant to the Settlement Agreement, Ms. Fernandez agreed to sell to the Company 49 shares of capital stock of LRLN, representing 49% of issued and outstanding capital stock of LRLN to the Company, and the Company agreed to pay to Ms. Fernandez $11,904.76 monthly over a period of 7 years. The Company agreed to pledge 49% of the stock of LRLN as a security for the settlement amounts to be paid to Ms. Fernandez. The Plaintiffs also agreed to dismiss with prejudice or cause to be dismissed with prejudice, any and all lawsuits against Mr. Fernandez, including the case of La Rosa Realty Lake Nona, Inc. v. Olga Norkis Fernandez Valdez a/kla Norkis Fernandez, et al., pending in the Circuit Court of Orange County, Florida, within 10 days the from the date of the Settlement Agreement by filing a motion for dismissal with prejudice with the court reserving jurisdiction to enforce the Settlement Agreement. Pursuant to the Settlement Agreement, Ms. Fernandez agreed not to sell more than 10,000 of her shares of the Company per month, unless and until such time as the value of the Company’s shares reaches a value of $5.00 as listed on the Nasdaq.

In connection with the Settlement Agreement, on October 21, 2024, Ms. Fernandez signed an assignment of capital stock (“Assignment of Capital Stock”), pursuant to which she sold, assigned and transferred to the Company all rights, title, and interest in 49 shares of capital stock of LRLN. As a result, LRLN became a wholly-owned subsidiary of the Company.

On October 21, 2024, the Company and Ms. Fernandez signed a stock pledge agreement (the “Stock Pledge Agreement”), pursuant to which the Company granted Ms. Fernandez a security interest in 49 shares of capital stock of LRLN owned by the Company.

The foregoing descriptions of the Settlement Agreement, Assignment of Capital Stock, and Stock Pledge Agreement do not purport to be complete and are qualified in their entirety by reference to the Settlement Agreement, Assignment of Capital Stock, and Stock Pledge Agreement which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 of this Current Report about the Company’s acquisition of 49 shares of capital stock of LRLN under the Settlement Agreement and Assignment of Capital Stock is incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition.

On October 23, 2024, the Company issued a press release announcing preliminary unaudited revenue for the first nine months of 2024 fiscal year totaling an estimated $45 million, which represents an approximately 120% increase in revenue year-over-year, as compared to the same period in 2023. The Company stated in the press release that preliminary revenue figures described in the press release are unaudited and subject to customary adjustments. The Company also stated in the press release that it expects to release its full financial results for the third quarter of 2024 in the coming weeks.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained in Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01 Other Events.

A copy of the press release referenced in Item 2.02 of this Current Report on Form 8-K is as Exhibit 99.1 to this Current Report on Form 8-K.

The disclosure under Item 8.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information provided herein shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are being filed herewith:

Exhibit No.	Description
10.1	Form of Mediated Settlement Agreement by and among La Rosa Holdings Corp., Nona Legacy Powered by La Rosa Realty, Inc., Joseph La Rosa, and Norkis Fernandes dated October 18, 2024.
10.2	Form of Assignment of Capital Stock dated October 21, 2024.
10.3	Form of Stock Pledge Agreement by and between La Rosa Holdings Corp. and Norkis Fernandez, dated October 18, 2024
99.1	Press Release of La Rosa Holdings Corp., dated October 23, 2024.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2024	LA ROSA HOLDINGS CORP.

	By:	/s/ Joseph La Rosa
	Name:	Joseph La Rosa
	Title:	Chief Executive Officer

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